Exhibit 4.2

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES THAT MAY BE ACQUIRED PURSUANT TO THIS CONVERTIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS CONVERTIBLE PROMISSORY NOTE AND SUCH OTHER SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A REGISTRATION STATEMENT AND LISTING APPLICATION IN EFFECT WITH RESPECT TO THIS CONVERTIBLE PROMISSORY NOTE OR SUCH OTHER SECURITIES UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAW, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND LISTING ARE NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND THE APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.

CONVERTIBLE PROMISSORY NOTE

US $1,000,000	As of September 30, 2005

FOR VALUE RECEIVED, E-centives, Inc., a Delaware corporation (the “Company”), having an address of 6901 Rockledge Drive, 6th Floor, Bethesda, Maryland 20817, hereby promises to pay to the order of US Venture 05, Inc. (the “Holder”), at the offices of Holder at c/o Friedli Corporate Finance, Freigutstrasse 5, 8002 Zürich, or such other place as may be designated by Holder to the Company in writing, the aggregate principal amount of One Million U.S. Dollars (US $1,000,000) together with accrued unpaid interest on the unpaid principal amount hereof, upon the terms and conditions hereinafter set forth.

1. Payment Terms. The Company promises to pay to Holder the balance of Principal, together with accrued unpaid interest, on December 31, 2005, unless this Note is earlier prepaid as herein provided or earlier converted into Series C preferred stock, par value US $0.01 per share, of the Company (the “Series C Preferred Stock”) pursuant to Section 3 hereof. All payments hereunder shall be made in lawful money of the United States of America. Payment shall be credited first to the accrued interest then due and payable and the remainder to Principal.

2. Interest. Interest on the outstanding portion of Principal of this Note shall accrue at a rate of ten percent (10%) per annum. All computations of interest shall be made on the basis of a 365-day year for actual days elapsed. Such interest shall be paid in arrears on the last business day of each successive one year anniversary of the date of this Note.

3. Conversion of this Note.

(a) Conversion. This Note shall be convertible into shares of Series C Preferred Stock at any time by the Holder at the Note Conversion Rate (hereinafter defined) as hereinafter provided. The conversion price will be US $4.00 per share of Series C Preferred Stock (the “Note Conversion Rate”). The number of shares of Series C Preferred Stock to which the Holder shall be entitled upon such conversion shall be equal to the product of: the aggregate principal amount outstanding under this Note at the time of such conversion, together with accrued unpaid interest, divided by the Note Conversion Rate.

(b) Conversion Calculations: No Fractional Shares. Conversion calculations pursuant to this Section 3 shall be rounded to the nearest whole share of Series C Preferred Stock, and no fractional shares shall be issuable by the Company upon conversion of this Note. Conversion of this Note shall be deemed payment in full of this Note and this Note shall thereupon be cancelled.

4. Subordination. The indebtedness evidenced hereby is subordinate in right of payment to all existing and future bank indebtedness, including lease and equipment finance obligations, as well as all other indebtedness designated as superior to that contemplated herein. The indebtedness represented hereby is senior in right of payment to all classes and series of the Company’s capital stock. The indebtedness represented hereby is pari passu with any and all convertible debt securities issued by the Company.

5. Redemption. This Note may be redeemed by the Company at any time by payment of the entire principal and interest outstanding under this Note in cash to Holder.

6. Representations and Warranties of the Company. The Company represents and warrants to Holder as follows:

(a) The execution and delivery by the Company of this Note (i) are within the Company’s corporate power and authority, and (ii) have been duly authorized by all necessary corporate action.

(b) This Note is a legally binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, except to the extent that (i) such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or in injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefore may be brought.

7. Representations, Warranties and Covenants of Holder. Holder represents and warrants to the Company, and agrees, as follows:

(a) This Note and any Series C Preferred Stock issuable upon conversion of this Note and any shares of Common Stock, par value $0.01 per share, of the Company issued upon conversion of the Series C Preferred Stock (the “Common Stock” and, together with this Note and the Series C Preferred Stock, the “Securities”) are being acquired by Holder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof.

(b) Holder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

(c) Holder has sufficient knowledge and experience in financial and business matters and is capable of evaluating the risks and merits of Holder’s investment in the Company; Holder has been provided all necessary and appropriate information about the Company to make an informed investment decision with respect to this Note; has been provided the opportunity to make all necessary and appropriate inquiries of the Company regarding Company’s business and associated risks, and Company has complied with all such requests; and Holder is able financially to bear the risk of losing Holder’s full investment in this Note.

(d) Holder understands that none of the Securities have been registered under the Securities Act or registered or qualified under any the securities laws of any state or other jurisdiction, are “restricted securities,” and cannot be resold or otherwise transferred unless they are registered under the Securities Act, and registered or qualified under any other applicable securities laws, or an exemption from such registration and qualification is available. Prior to any proposed transfer of any Securities, Holder shall, among other things, give written notice to the Company of its intention to effect such transfer, identifying the transferee and describing the manner of the proposed transfer and, if requested by the Company, accompanied by (i) investment representations by the transferee similar to those made by Holder in this Section 7 and (ii) an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act and without registration or qualification under applicable state or other securities laws. Each certificate for any Securities shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW, (II) A “NO ACTION” LETTER OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SALE OR OFFER, OR (III) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED WITH RESPECT TO SUCH SALE OR OFFER.

8. Use of Proceeds. The proceeds received by the Company from the sale of this Note shall be used by the Company for working capital or other general corporate purposes.

9. No Waiver in Certain Circumstances. No course of dealing of Holder nor any failure or delay by Holder to exercise any right, power or privilege under this Note shall operate as a waiver hereunder and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder.

10. Certain Waivers by the Company. Except as expressly provided otherwise in this Note, the Company and every endorser or guarantor, if any, of this Note waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral available to Holder, if any, and to the addition or release of any other party or person primarily or secondarily liable.

11. No Unlawful Interest. Notwithstanding anything herein to the contrary, payment of any interest or other amount hereunder shall not be required if such payment would be unlawful. In any such event, this Note shall automatically be deemed amended so that interest charges and all other payments required hereunder, individually and in the aggregate, shall be equal to but not greater than the maximum permitted by law.

12. Security Interest. The Company’s obligations under this Note are secured by a grant of a security interest to Holder in all tangible and intangible assets of Company for which Company retains sole title as of the date of this Note (the “Collateral”). The Collateral includes all equipment, fixtures, intellectual property (including patents), cash and cash equivalents, software, personal property, and receivables. Notwithstanding anything to the contrary herein all (a) leases and other contracts, (b) licenses (including to software and intellectual property), (c) the Company’s rights under such leases, other contracts and licenses and (d) any property that is the subject of such leases, other contracts and licenses, shall not constitute Collateral pursuant to this Note. In the case Company fails to materially perform its repayment obligations under this Note, and such default is continuing (“Default”), the Holder may exercise, without further notice, all rights and remedies under this Note or are otherwise available at law. In the case of such Default, the Holder will give the Company not less than 30 business days prior written notice of its intended disposition of the collateral, provided, however, if Company cures such Default prior to expiration of such notice period, Default will be not deemed to have occurred and Holder shall have no rights to the Collateral. For the purpose of enforcing any and all rights and remedies under this Agreement, the Holder may (i) require the Company to, upon Holder’s reasonable request, assemble all or any part of the Collateral as directed by the Holder and make it available at the Company’s headquarters, (ii) to the extent permitted by applicable law, enter, without breach of the peace, any premise where any such Collateral is or may be located and, reasonably seize and remove such Collateral from such premises, (iii) direct the Company to reasonably provide relevant information from the Company’s books and records relating to the Collateral, and (iv) prior to the disposition of any of the Collateral, store or transfer the Collateral, process, repair or recondition such Collateral or otherwise prepare it for disposition in any manner and to the extent the Holder deems reasonably appropriate. Notwithstanding anything to the contrary herein, the Security Interest granted hereby is expressly limited the amount of any unpaid Principal, Premium and accrued unpaid interest under this Note and Holder shall exercise the foregoing rights in such a fashion so as to minimize disruption to Company and its business operations and only to the extent necessary to recover such unpaid Principal, Premium and accrued unpaid interest. The Holder and the Company shall work in good faith to effectuate the intent of the previous sentence. The security interest provided hereby shall expire upon the payment in full of all Principal, Premium and accrued unpaid interest or the occurrence of the Conversion Date. Holder will execute any documents or instruments the Company may reasonably request to evidence such expiration.

13. Miscellaneous. No modification, rescission, waiver, forbearance, release or amendment of any provision of this Note shall be made, except by a written agreement duly executed by the Company and Holder. This Note may not be assigned by Holder without the prior written consent of the Company. The Company and Holder each hereby submits to personal jurisdiction in the State of Maryland, consents to the jurisdiction of any competent state or federal district court sitting in the City or County of Montgomery County, Maryland, and waives any and all rights to raise lack of personal jurisdiction as a defense in any action, suit or proceeding in connection with this Note or any related matter. Service of Process may be effectuated by Company by providing such Service to Holder by Certified Mail, and in the case such Service is undeliverable by providing such Service to the Maryland Department of Assessments and Taxation. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, without reference to conflicts of law provisions of such state.

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IN WITNESS WHEREOF, the undersigned have caused this Convertible Promissory Note to be executed and delivered by a duly authorized officer as of the date first above written.

E-centives, Inc.

By:	/s/ Kamran Amjadi
Name:	Kamran Amjadi
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

Holder

By:	/s/ Peter Friedli
Name:	Peter Friedli
Title:	President

Convertible Promissory Note

As of September 30, 2005

US Venture 05, Inc.

$1,000,000